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                                                                     EXHIBIT 3.6

                    THIRD AMENDMENT TO ALLERGAN, INC. BYLAWS

The ALLERGAN, INC. BYLAWS (the "Bylaws") are hereby amended as follows:

         1. Article III, Section 14 of the Bylaws is amended in its entirety as follows:

                  SECTION 14. Definition of Independent Director. For purposes of this Article III, the term "Independent Director" shall mean:

                  (A) for purposes of determining whether a director is qualified to serve as a member of the audit committee of the Board, a director who meets the qualification requirements for being an independent director under applicable securities laws, including the Securities Exchange Act of 1934, applicable rules and regulations of the Securities and Exchange Commission and applicable rules and regulations of The New York Stock Exchange; and

                  (B) for all other purposes, a director who meets the qualification requirements for being an independent director under applicable rules and regulations of The New York Stock Exchange.

         2.       The effective date of this Second Amendment shall be January
26, 2004.

         IN WITNESS WHEREOF, Allergan, Inc. hereby executes this Third Amendment on the 6th day of February, 2004.

ALLERGAN, INC.

By:  /s/ Douglas S. Ingram
    --------------------------------
     Douglas S. Ingram
     Executive Vice President,
     General Counsel and Secretary